Exhibit 10.1

RenovoRx 4546 El Camino Real, Ste. B1 Los Altos, CA 94022 www.renovorx.com

AUGUST 15, 2022

Angela Nelms

[Contact information on file with the Company]

Via Email

Re: Offer of Employment with RenovoRx, Inc.

Dear Angela:

I am pleased to offer you a position with RenovoRx, Inc. (the “Company”), with a start date of September 19, 2022 (the “Start Date”).

1. Title; Position; Location. You will serve as the Company’s Chief Operating Officer. This is a full-time exempt position that will report to the Chief Executive Officer (“CEO”). You will perform your duties from the Company’s corporate offices located in Los Altos, California (with the exception of any period during which a shelter-in-place order or similar work-from-home arrangement affecting your employment with the Company remains in effect), subject to customary travel as reasonably required by the Company and necessary to perform your job duties.

2. Base Salary. Your annual base salary will be $400,000 (“Salary”), which will be payable, less any applicable withholdings, in accordance with the Company’s normal payroll practices.

3. Annual Bonus. You will have the opportunity to be awarded a discretionary annual cash bonus targeted at thirty-five percent (35%) of your annual base salary earned during the fiscal year, based on achieving performance objectives established by the Company’s Board of Directors (“Board”) or its Compensation Committee (the “Committee”), as applicable, in its sole discretion and payable upon achievement of those objectives, and subject to such terms and conditions, as determined by the Board or the Committee. Any such bonus that the Company determines may be payable to you for 2022 will be prorated based on your Start Date. Unless determined otherwise by the Board or the Committee, as applicable, any such bonus will be subject to your continued employment through and until the date of payment, and any such bonus amounts paid will be subject to any applicable withholdings. Your annual bonus opportunity and the applicable terms and conditions may be adjusted from time to time by the Board the Committee, as applicable, in its sole discretion. In addition, the Company may, in its discretion, grant additional discretionary bonus amounts to you.

4. Equity Awards.

a. Initial Stock Option. In addition, if you decide to join the Company, the Company will recommend to the Committee that the Company grant you an option to purchase shares of the Company’s common stock having an aggregate grant date fair value (that is, a Black-Scholes value) of approximately $765,000 (the “Option”). The exercise price per share of the Option will equal the fair market value per share of the Common Stock on the date of grant, as determined in accordance with the Company’s 2021 Omnibus Equity Incentive Plan or such other Company equity incentive plan under which the Option is granted. The Option will be granted to you only if you remain an employee of the Company through the grant date. The Option will be subject to the terms and conditions of the Company’s equity incentive plan under which it is granted and a stock option agreement provided to you by the Company. It will be recommended that the Option be subject to a four-year vesting period subject to your continued service with the Company, with 25% of the shares subject to the option scheduled to vest on the one year anniversary of your Start Date and the remaining 75% of the shares subject to the Option scheduled to vest in approximately equal monthly installments over the remaining thirty-six (36) months (or 1/48th of the total shares subject to the Option per month) on each monthly anniversary of the vesting commencement date (your Start Date), in each case subject to your continued service with the Company through the applicable vesting date). No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or to a continued employment relationship.

b. Future Equity Awards. You will be eligible to receive awards of stock options or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or the Committee, as applicable, will determine in its sole discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

5. Relocation. In recognition that you will need to relocate to perform your duties at the Company’s corporate offices, the Company will reimburse you for reasonable moving expenses up to a maximum of $20,000. The relocation reimbursement will be taxable and thus you will receive less than $20,000 after applicable withholdings. If your reimbursements total less than $20,000, the Company will pay you a tax gross-up payment in an amount such that you will receive the reimbursement amount after the payment of applicable withholding taxes or if the payment with the gross-up amount exceeds $20,000 then you will be reimbursed $20,000 after applicable withholdings. To be reimbursed, you will need to submit receipts to the CFO. Any such reimbursements will be paid to you, within thirty (30) days following your submission of such receipts, subject to your continued employment through the payment date and will be reflected on your W-2 for payroll withholding.

6. Employee Benefits. You will be eligible to participate in the benefit plans and programs established by the Company for its employees from time to time, subject to their applicable terms and conditions, including without limitation any eligibility requirements. The Company will reimburse you for reasonable travel or other expenses incurred by you in the furtherance of or in connection with the performance of your duties under this Agreement, pursuant to the terms of the Company’s expense reimbursement policy as may be in effect from time to time. The Company reserves the right to modify, amend, suspend or terminate the benefit plans, programs, and arrangements it offers to its employees at any time.

7. Severance. You will be eligible to enter into a Change in Control and Severance Agreement (the “Severance Agreement”) applicable to you based on your position within the Company. The Severance Agreement will specify the severance payments and benefits you may become entitled to receive in connection with certain qualifying terminations of your employment with the Company.

8. At-Will Employment. The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice. You should note that the Company may modify job titles, salaries, benefits, and other terms and conditions of employment from time to time as it deems necessary.

9. Background Check. The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

10. Immigration Laws. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three (3) business days of the effective date of your employment, or your employment relationship with the Company may be terminated.

11. Prior Employment/Third Party Information. We ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position, and by signing this letter, you confirm that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of any former employer, and that you will not in any way utilize any such information in performing your duties for the Company.

12. Conflicting Obligations. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company, and any engagement or participation in any outside business activity or business affairs by you will be subject to full disclosure and prior written approval from the Company’s CEO.

13. Confidentiality Agreement/Arbitration. As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidentiality Agreement”) which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, non-disclosure of Company proprietary information, and arbitration of any disputes or claims relating to or arising out of our employment relationship (subject to the terms and conditions of the arbitration provision set forth in the Confidentiality Agreement). Please note that we must receive your signed Confidentiality Agreement before your first day of employment.

14. Company Policies. As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Manual.

15. Miscellaneous. This letter, together with the Confidentiality Agreement, and the Severance Agreement set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This Agreement will be governed by the laws of the State of California but without regard to the conflict of law provision. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by a duly authorized officer of the Company (other than yourself) and you.

[Signature page follows]

We look forward to you joining the Company. If the foregoing terms are agreeable, please indicate your acceptance by signing this offer letter in the space provided below and returning it to me. This offer of employment will terminate if it is not accepted, signed and returned by August 18, 2022, at 5:00pm PT.

Sincerely,

RenovoRx, Inc.

By:	/s/ Shaun R. Bagai
Shaun R. Bagai
Chief Executive Officer

Agreed to and accepted:

/s/ Angela Gill Nelms
Angela Nelms

Dated: 8/17/2022

Page 4